Exhibit 10.3

PERFORMANCE PLAN INCENTIVE AGREEMENT

This Performance Plan Incentive Agreement (this “Agreement”) is effective as of      (the “Effective Date”), by and between IKON Office Solutions, Inc., an Ohio corporation with its principal office located at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 (together with its successors and assigns permitted under this Agreement, “IKON” or the “Company”), and      , who resides at      (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company wishes to establish, and Executive wishes to participate in, a performance incentive plan (the “Plan”), which Plan is intended to reward and retain senior executives of the Company and to align the interests of such senior executives with those of the Company’s shareholders;

NOW THEREFORE, the Parties, intending to be legally bound, do hereby covenant and agree as follows:

1. Executive’s Plan Award Eligibility and Award Calculation. The Company agrees to provide to Executive a Performance Plan Award (“Award”) under the terms and conditions set forth below:

(a) Employment Throughout Plan Period. In order to be eligible to receive an Award under the Plan, Executive must remain employed in a Level 1 or Level 2 position with the Company throughout the Plan Period (as set forth in paragraph 1(c)(II) below), unless specifically provided to the contrary under paragraph 3 (Termination of Employment) or paragraph 4(a) (Change in Control) below.

(b) Calculation of Award Amount. Any Award under the Plan will be expressed in terms of “Incentive Units” and will be calculated by IKON at the conclusion of the Plan Period by multiplying Executive’s Target Amount (as set forth in paragraph 1(c)(I) below) by the Plan Payout Factor (as set forth in paragraph 1(c)(III) below). Notwithstanding the foregoing, no Award will be provided to Executive in the event IKON’s cumulative EPS (as set forth in paragraph 5(f) below) for the three fiscal years comprising the Plan Period is less than $     .

(c) Executive’s Specific Award Terms. For purposes of this Agreement, the following terms and definitions will apply to determine Executive’s Award eligibility:

(I) Target Amount (in Incentive Units):

(II) Plan Period:      through

(III) Plan Payout Factor: The Plan Payout Factor will be equal to the sum of: (A) the Revenue Payout Factor multiplied by 0.40; (B) the Operating Income Payout Factor multiplied by 0.40; and (C) the Free Cash Flow Payout Factor multiplied by 0.20.

Each of the Revenue Payout Factor and the Operating Income Payout Factor will be calculated by dividing the applicable Criteria (as set forth in the table below) by the corresponding Target (as set forth in the table below). Notwithstanding the foregoing, the Revenue Payout Factor will be capped at      percent (     %) and the Operating Income Payout Factor will be capped at       percent (     %), and, in the event the Revenue Payout Factor or the Operating Income Payout Factor, as applicable, are less than      percent (     %) or      percent (     %), respectively, such Payout Factor will be 0%.

The Free Cash Flow Payout Factor will be at least      percent (     %) in the event IKON’s cumulative Free Cash Flow (as set forth in paragraph 5(h) below) for the three fiscal years comprising the Plan Period is (A) equal to or greater than $     and (B) less than $     , provided that the Free Cash Flow Payout Factor will increase by      basis points for each $     IKON’s cumulative Free Cash Flow (as set forth in paragraph 5(h) below) for the three fiscal years comprising the Plan Period is greater than $     . The Free Cash Flow Payout Factor will be at least      percent (     %) in the event IKON’s cumulative Free Cash Flow (as set forth in paragraph 5(h) below) for the three fiscal years comprising the Plan Period is (A) equal to or greater than $     and (B) equal to or less than $     , provided that the Free Cash Flow Payout Factor will increase by      basis points for each $      IKON’s cumulative Free Cash Flow (as set forth in paragraph 5(h) below) for the three fiscal years comprising the Plan Period is greater than $     . Notwithstanding the foregoing, the Free Cash Flow Payout Factor will be capped at      percent (     %), and, in the event IKON’s cumulative Free Cash Flow (as set forth in paragraph 5(h) below) for the three fiscal years comprising the Plan Period is less than $     , the Free Cash Flow Payout Factor will be 0%.

Payout Factor	Criteria	Cumulative Target	Payout Range	Component Weight
Revenue	Cumulative Revenue (as set forth in paragraph 5(m) below)	$	% — %	40%

Operating Income	Cumulative Operating Income (as set forth in paragraph 5(j) below)	$	% — %	40%

Free Cash Flow	Cumulative Free Cash Flow (as set forth in paragraph 5(h) below)	$ - $	% — %	20%

		$ - $	% — % —

2. Award Distribution.

(a) Manner of Distribution. Provided all conditions for Award eligibility and distribution as set forth herein are met, the amount, if any, to be distributed to Executive pursuant to an Award will be calculated and granted by IKON to Executive as soon as practicable following both the completion of the Plan Period and the filing of IKON’s Annual Report on Form 10-K for the last fiscal year of the Plan Period. IKON, in its sole discretion, will select and implement one of the following three methods in which the Award is to be granted to Executive: (i) payment by cash or check in the amount of the Award, as calculated in accordance with paragraphs 1(b) and 2(b) herein; (ii) delivery of shares of IKON Common Stock pursuant to the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “2006 Plan”) (in certificated or uncertificated form) equal in number to the Award (as calculated above) divided by the closing price of a share of IKON Common Stock as of the date specified in paragraph 2(b) below; or (iii) a combination thereof, as determined in the sole discretion of the Company.

(b) Incentive Unit Valuation. Prior to the conclusion of the Plan Period and any Award being earned under this Agreement, the Parties agree that Incentive Units will have no monetary value. Once the Plan Period has concluded, however, and provided that Incentive Units have been awarded to Executive under this Agreement, the Parties agree that, in making the conversions described in paragraph 2(a) above, each Incentive Unit will be assigned a value equivalent to one U.S. dollar, with such assignment, valuation and conversion to be made by IKON as of a date specified by the Company following the conclusion of the Plan Period, which date will be no more than ten (10) days prior to the date of Award distribution. All determinations as to an Award by the Company shall be final, binding and conclusive.

(c) Taxability and Withholding. Any payments or distributions of an Award to Executive under this Agreement will be considered ordinary income to Executive and will be subject to applicable state and federal withholding by the Company at the time of distribution. Executive agrees that he/she is responsible for payment of all taxes due upon payment and/or distribution of the Award and/or upon any subsequent sale of shares.

3. Effect of Termination of Employment.

(a) Resignation, Termination or Demotion. If Executive’s employment is terminated at any point during the Plan Period, whether by resignation or discharge and whether with or without cause, or if Executive ceases to hold a Level 1 or Level 2 position with the Company at any point during the Plan Period, the Parties agree that Executive will forfeit any Award under this Agreement unless specifically provided to the contrary under paragraph 3(b) (Death, Disability or Retirement) or paragraph 4(a) (Change in Control) below.

(b) Death, Disability or Retirement. If Executive’s employment is terminated during the Plan Period as the result of his/her death, Disability (as set forth in paragraph 5(e) below) or Retirement (as set forth in paragraph 5(l) below) (and provided that the provisions of paragraph 4(a) below have not already been triggered), Executive will remain eligible to receive an Award under this Agreement to the same extent and at the same time that he/she would have received an Award if he/she had remained continuously employed with the Company throughout the Plan Period; provided, however, if Executive terminates employment on account of Retirement, the Award that Executive will receive will be prorated based on the number of full months that Executive was employed by the Company during the Plan Period divided by thirty-six (36). Notwithstanding the provisions of this paragraph 3(b), Executive will not receive any Award under this Agreement if: (i) his/her termination for death or Disability occurs within the first year of the Plan Period or (ii) after Executive’s termination, IKON determines that Executive has engaged in theft, fraud, a breach of his/her duty of loyalty to the Company and/or a violation of any material obligations under his/her employment agreement with the Company.

4. Effect of Change in Control or Material Event.

(a) If, at any time during the Plan Period, the Company undergoes a Change in Control at a time when Executive either (i) is employed with the Company (whether or not Executive subsequently loses his/her employment as the result of such Change in Control) or (ii) remains eligible for an Award under the provisions of paragraph 3(b) above, the following terms and conditions will apply: (A) Executive will no longer be entitled to an Award under the provisions of paragraphs 1, 2 or 3(b) of this Agreement; (B) Executive will instead be entitled to receive an Award equal to one hundred percent (100%) of the Target Amount, which will be payable to Executive in cash, provided that such payment will be made as soon as practicable, but in no event later than ten (10) days following the Change in Control.

(b) If, at any time during the Plan Period, (i) the Company undergoes a recapitalization; sale, spinoff, transfer, merger or acquisition of a material division, subsidiary or assets; or any similar material event; and/or (ii) there is a change in Generally Accepted Accounting Principles (“GAAP”) or other similar accounting guidance or pronouncement that has a material effect on EPS, Revenue, Operating Income or Free Cash Flow; and provided that the provisions of paragraph 4(a) (Change in Control) above are not triggered, the Board may make an equitable adjustment to the calculation of the Plan Payout Factor in order to reflect the impact of such material event on the Company’s EPS, Revenue, Operating Income or Free Cash Flow. The Company shall promptly notify Executive of such change in writing.

5. Additional Terms and Definitions. The following additional terms and definitions will apply under this Agreement.

(a) “Affiliate” of a Person shall mean a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(I) any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of IKON representing more than 35% of the voting power of the then outstanding securities of IKON; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which IKON becomes a subsidiary of another corporation and in which the shareholders of IKON, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 65% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(II) the consummation of (A) a merger or consolidation of IKON with another corporation where the shareholders of IKON, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (B) a sale or other disposition of all or substantially all of the assets of IKON; or

(III) during any twelve-month period after the Effective Date, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by IKON’s shareholders, of at least a majority of the directors who were not directors at the beginning of such period, was approved by a vote of at least two-thirds of the directors then in office at the time of such election or nomination who either (A) were directors at the beginning of such period or (B) whose appointment, election or nomination for election was previously so approved.

(d) “Common Stock” shall mean common stock of the Company.

(e) “Disability” shall mean Total Disability as defined in the Company’s Long-Term Disability Plan, as amended from time to time.

(f) “EPS” shall mean the earnings per share for the Company for the entire fiscal year, which shall be calculated to include or exclude restructuring charges, special gains or losses and/or other items in the reasonable discretion of the Human Resources Committee of the Board of Directors.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h) “Free Cash Flow” shall mean the cumulative net cash used in or provided by operating activities, less Net Capital Expenditures, of the Company for the three fiscal years comprising the Plan Period, as reported in the Company’s Annual Report on Form 10-K for the last fiscal year of the Plan Period.

(i) “Net Capital Expenditures” shall mean the cumulative expenditures for property and equipment, expenditures for equipment on operating leases, proceeds from sale of property and equipment and proceeds from sale of equipment on operating leases of the Company for the three fiscal years comprising the Plan Period, as reported in the Company’s Annual Report on Form 10-K for the last fiscal year of the Plan Period.

(j) “Operating Income” shall mean the cumulative operating income of the Company for the three fiscal years comprising the Plan Period, as reported in the Company’s Annual Report on Form 10-K for the last fiscal year of the Plan Period.

(k) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan or other person or entity.

(l) “Retirement” shall mean any voluntary retirement by Executive from the Company in circumstances where, at the time of retirement, Executive is at least fifty-five (55) years of age and has at least five (5) years of service with the Company or its Affiliates.

(m) “Revenue” shall mean the cumulative revenue of the Company for the three fiscal years comprising the Plan Period, as reported in the Company’s Annual Report on Form 10-K for the last fiscal year of the Plan Period.

6. Miscellaneous Provisions.

(a) Non-transferability; Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any sale of assets or liquidation as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. The Incentive Units conveyed hereunder are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by laws of descent and distribution of Executive upon Executive’s death.

(b) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the Award and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement may be amended in a signed writing by authorized representatives for both Parties. This Agreement may also be amended from time to time by the Company in writing and without obtaining the consent of Executive, provided that such amendment or alteration does not materially impair Executive’s rights under this Agreement; and further provided that no consent of Executive is required if such amendment is necessary for this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the event the Company issues shares of IKON Common Stock to Executive pursuant to the 2006 Plan (as set forth in paragraph 2(a) above), the terms of the 2006 Plan, as amended from time to time, will apply to the issuance of IKON Common Stock under this Agreement, but only to the extent that such terms do not conflict with the terms of this Agreement (including, without limitation, the definition of Change in Control set forth in paragraph 5(c) above).

(c) No Guarantee of Employment. Nothing in this Agreement shall confer upon Executive any right to continue in the employment of the Company.

(d) Governing Law/Jurisdiction. This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws.

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IKON OFFICE SOLUTIONS, INC.

By:

EXECUTIVE

By: